Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2025

Company Updates Full-Year 2025 Guidance Following Completion of Favorable Enrollment Intake Cycle

MIAMI - May 1, 2025 (GLOBE NEWSWIRE) - Laureate Education, Inc. (NASDAQ: LAUR), which operates five higher education institutions across Mexico and Peru, today announced financial results for the first quarter and three months ended March 31, 2025.

First Quarter 2025 Highlights (compared to first quarter 2024):
•New enrollments decreased 2%, up 7% adjusted for the timing of semester start dates.
•Total enrollments increased 4%, up 6% adjusted for the timing of semester start dates.
•On a reported basis, revenue decreased 14% to $236.2 million. On an organic constant currency basis1, revenue decreased 1% and was unfavorably affected by approximately $26 million of intra-year academic calendar timing attributable to later semester start dates in the first quarter of 2025 as compared to the first quarter of 2024.
•Operating loss for the first quarter of 2025 was $(13.2) million, compared to operating income of $11.1 million for the first quarter of 2024.
•Net loss for the first quarter of 2025 was $(19.6) million, compared to a net loss of $(10.8) million for the first quarter of 2024.
•Adjusted EBITDA for the first quarter (seasonally low quarter) of 2025 was $5.4 million, compared to Adjusted EBITDA of $30.6 million for the first quarter of 2024. Adjusted EBITDA in the first quarter of 2025 was unfavorably affected by approximately $23 million of intra-year academic calendar timing attributable to later semester start dates in the first quarter of 2025 as compared to the first quarter of 2024.
•Laureate expects that a majority of the first quarter intra-year academic calendar timing impacts on revenue and Adjusted EBITDA will be offset in the second half of the year.

Eilif Serck-Hanssen, President and Chief Executive Officer, said “We are pleased to report favorable new enrollment results during the recently completed main intake cycle in Peru and secondary intake cycle in Mexico, further reinforcing the resiliency of our business model. With increased visibility into the remainder of the year, we are tightening the range on our full-year 2025 guidance, raising the mid-point for both Revenue and Adjusted EBITDA. We remain confident in the growing demand for quality higher education in both Mexico and Peru even in a time of economic uncertainty, driven by rising participation rates and the significant wage premium earned by graduates. With our leading brands and strong digital capabilities, we are ideally positioned to capitalize on those growth opportunities. In addition, we remain committed to continuing to return excess capital to shareholders, supported by a strong balance sheet and our cash-accretive business model.”

Mr. Serck-Hanssen added, “I am also proud to share that we published our annual Impact Report last month, highlighting the meaningful difference we make in the lives of millions by expanding access to quality higher education and serving as a vital part of our communities. This impact would not be possible without our team of more than 30,000 dedicated faculty and staff who embody our values every day. Their collective effort and unwavering commitment to our mission are the foundation of our continued success.”

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures.

First Quarter 2025 Results

New enrollments for the first quarter of 2025 decreased 2%, compared to new enrollment activity for the first quarter of 2024, and total enrollments were up 4% compared to the prior-year quarter. Adjusted for the timing of semester start dates, new and total enrollments increased 7% and 6%, respectively, through the completion of the intake cycles.

Timing adjusted new enrollments in Peru increased 6% during the primary intake as compared to the comparable period in the prior-year, and total enrollment grew 5%. In Mexico, new and total enrollments were up 8% and 7% during the secondary intake, respectively, compared to the prior-year intake period.

For the first quarter of 2025, revenue on a reported basis was $236.2 million, a decrease of $39.2 million, or 14%, compared to the first quarter of 2024. On an organic constant currency basis, revenue decreased 1% and was unfavorably affected by approximately $26 million of intra-year academic calendar timing attributable to later semester start dates in the first quarter of 2025 as compared to the first quarter of 2024. Operating loss for the first quarter of 2025 was $(13.2) million, compared to operating income of $11.1 million for the first quarter of 2024, a change of $24.3 million, mainly driven by the unfavorable effect of intra-year academic calendar timing of semester start dates combined with the weakening of the Mexican peso compared to the first quarter of 2024. Net loss for the first quarter of 2025 was $(19.6) million, compared to net loss of $(10.8) million for the first quarter of 2024. Basic and diluted loss per share for the first quarter of 2025 were $(0.13) as compared to $(0.07) for the first quarter of 2024.

Adjusted EBITDA for the first quarter of 2025 was $5.4 million, compared to Adjusted EBITDA of $30.6 million for the first quarter of 2024. Adjusted EBITDA in the first quarter of 2025 was unfavorably affected by approximately $23 million of intra-year academic calendar timing attributable to later semester start dates in the first quarter of 2025 as compared to the first quarter of 2024.

Balance Sheet and Capital Structure

Laureate has a strong balance sheet position. As of March 31, 2025, Laureate had $109.8 million of cash and cash equivalents and gross debt of $114.6 million. Accordingly, net debt was $4.8 million as of March 31, 2025.

Laureate repurchased approximately $42 million of its common stock during the first quarter of 2025 under the existing $100 million stock repurchase program. As of March 31, 2025, the Company had approximately $56 million of share repurchase authorization remaining under its existing stock repurchase program.

As of March 31, 2025, Laureate had 148.8 million total shares outstanding.

Outlook for Fiscal 2025

Laureate is updating its 2025 outlook to reflect increased visibility following the completion of the recent enrollment intake cycles. Laureate is tightening the guidance range by increasing the low-end of operational expectations and flowing through the foreign currency benefit recognized in the first quarter. The resulting impacts to its 2025 guidance mid-point expectations are a 1,000 increase in total enrollments, an approximately $10 million increase in revenues and an approximately $5 million increase in Adjusted EBITDA.

On an as-reported basis, Laureate continues to expect an unfavorable translation impact from currency versus 2024 due to the weakening of the Mexican Peso in the second half of 2024.

Based on assumed foreign exchange spot rates2, Laureate now expects its full-year 2025 results to be as follows:

•Total enrollments expected to be in the range of 491,000 to 495,000 students, reflecting growth of 4%-5% versus 2024;
•Revenues expected to be in the range of $1,560 million to $1,575 million, reflecting growth of 0%-1% on an as-reported basis and growth of 6%-7% on an organic constant currency basis versus 2024, or 7%-8% growth excluding the impact from campus consolidations; and
•Adjusted EBITDA expected to be in the range of $473 million to $480 million, reflecting growth of 5%-7% on an as-reported basis and 11%-13% on an organic constant currency basis versus 2024.

Reconciliations of forward-looking non-GAAP measures, specifically the 2025 Adjusted EBITDA outlook, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by registering at https://bit.ly/LAURQ12025 to receive dial-in information. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

2 Based on actual FX rates for January-April 2025, and assumed spot FX rates (local currency per U.S. Dollar) of MXN 20.50 and PEN 3.71 for May 2025 - December 2025. FX impact may change based on fluctuations in currency rates in future periods.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. In particular, statements regarding the amount, timing, process, tax treatment and impact of any future dividends represent forward-looking statements. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), and all statements we make relating to our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 20, 2025, our subsequent Quarterly Reports on Form 10-Q filed, and to be filed, with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA, Adjusted net income, Adjusted earnings per share (Adjusted EPS), and total debt, net of cash and cash equivalents (or net debt). We have included the non-GAAP measures of Adjusted EBITDA and net debt because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. We have included the non-GAAP measures of Adjusted net income and Adjusted EPS because management believes that these measures provide investors with better visibility into the Company’s underlying earnings as they exclude items that may not be indicative of our core operating results.

Adjusted EBITDA consists of net income (loss), before (income) loss from discontinued operations, net of tax, equity in net (income) loss of affiliates, net of tax, income tax expense (benefit), (gain) loss on disposal of subsidiaries, net, foreign currency exchange (gain) loss, net, other (income) expense, net, interest expense, interest income, and loss on debt extinguishment, plus depreciation and amortization, share-based compensation expense, and loss on impairment of assets. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

We define Adjusted net income as net income (loss), before (income) loss from discontinued operations, plus discrete tax items, loss on debt extinguishment, loss (gain) on disposal of subsidiaries, net, foreign currency exchange (gain) loss, net, and loss on impairment of assets. We define Adjusted EPS as Adjusted net income divided by GAAP diluted weighted average shares outstanding. Adjusted net income and Adjusted EPS provide a useful indicator about Laureate’s earnings from core operations.

Total debt, net of cash and cash equivalents (or net debt) consists of total gross debt, less total cash and cash equivalents. Net debt provides a useful indicator about Laureate’s leverage and liquidity.

Free Cash Flow consists of operating cash flow minus capital expenditures (net of sales of PP&E). Free Cash Flow provides a useful indicator about Laureate’s ability to fund its operations and repay its debt.

Adjusted EBITDA to Unlevered Free Cash Flow Conversion consists of Unlevered Free Cash Flow (which is defined as cash flows from operating activities, less capital expenditures (net of sales of PP&E), plus net cash interest expense) divided by Adjusted EBITDA. Adjusted EBITDA to Unlevered Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flows.

Laureate’s calculations of Adjusted EBITDA, Adjusted net income, Adjusted EPS, and total debt, net of cash and cash equivalents (or net debt) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA, Adjusted net income and Adjusted EPS are reconciled from their most directly comparable GAAP measures in the attached tables under “Non-GAAP Reconciliations.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures.

About Laureate Education, Inc.

Laureate Education, Inc. operates five higher education institutions across Mexico and Peru, enrolling more than 470,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Key Metrics and Financial Tables
(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
			Change				Change
	YTD 1Q 2025	YTD 1Q 2024	Total	Timing Adj. (1)	As of 03/31/2025	As of 03/31/2024	Total	Timing Adj. (1)
Mexico	44,200	41,100	8%	8%	250,200	233,700	7%	7%
Peru	49,800	54,500	(9)%	6%	226,800	225,700	—%	5%
Laureate	94,000	95,600	(2)%	7%	477,000	459,400	4%	6%
(1) Adjusted for the timing of semester start dates

Consolidated Statements of Operations

	For the three months ended March 31,
IN MILLIONS (except per share amounts)	2025	2024	Change
Revenues	$236.2	$275.4	$(39.2)
Costs and expenses:
Direct costs	238.4	254.0	(15.6)
General and administrative expenses	11.0	10.3	0.7
Operating (loss) income	(13.2)	11.1	(24.3)
Interest income	1.5	1.9	(0.4)
Interest expense	(2.4)	(4.7)	2.3
Other expense, net	—	(0.5)	0.5
Foreign currency exchange loss, net	(3.2)	(5.6)	2.4
Loss on disposal of subsidiaries, net	—	(3.1)	3.1
Loss from continuing operations before income taxes	(17.3)	(0.9)	(16.4)
Income tax expense	(2.5)	(9.9)	7.4
Loss from continuing operations	(19.8)	(10.8)	(9.0)
Income (loss) from discontinued operations, net of tax	0.2	(0.1)	0.3
Net loss	(19.6)	(10.8)	(8.8)
Net loss attributable to noncontrolling interests	0.1	0.1	—
Net loss attributable to Laureate Education, Inc.	$(19.5)	$(10.8)	$(8.7)

Basic and diluted earnings (loss) per share:
Basic and diluted weighted average shares outstanding	147.6	157.0	(9.4)
Basic and diluted loss per share	$(0.13)	$(0.07)	$(0.06)

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the three months ended March 31,	2025	2024	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Acq/Div.	FX
Revenues
Mexico	$189.3	$214.1	(12)%	6%	$(24.8)	$13.6	$—	$(38.4)
Peru	46.9	61.2	(23)%	(25)%	(14.3)	(15.1)	—	0.8
Corporate & Eliminations	0.1	—	nm	nm	0.1	0.1	—	—
Total Revenues	$236.2	$275.4	(14)%	(1)%	$(39.2)	$(1.6)	$—	$(37.6)

Adjusted EBITDA
Mexico	$53.0	$59.9	(12)%	7%	$(6.9)	$4.2	$—	$(11.1)
Peru	(38.8)	(20.7)	(87)%	(86)%	(18.1)	(17.7)	—	(0.4)
Corporate & Eliminations	(8.8)	(8.6)	(2)%	(2)%	(0.2)	(0.2)	—	—
Total Adjusted EBITDA	$5.4	$30.6	(82)%	(45)%	$(25.2)	$(13.7)	$—	$(11.5)
nm - percentage changes not meaningful
(2) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” percentage changes are calculated by dividing the Organic Constant Currency amounts by the 2024 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	March 31, 2025	December 31, 2024	Change
Assets
Cash and cash equivalents	$109.8	$91.4	$18.4
Receivables (current), net	47.4	91.8	(44.4)
Other current assets	69.9	43.6	26.3
Property and equipment, net	522.0	514.3	7.7
Operating lease right-of-use assets, net	282.1	292.4	(10.3)
Goodwill and other intangible assets	714.7	711.3	3.4
Deferred income taxes	56.6	60.8	(4.2)
Other long-term assets	45.1	45.6	(0.5)
Current and long-term assets held for sale	10.6	11.0	(0.4)
Total assets	$1,858.2	$1,862.1	$(3.9)

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$181.5	$187.6	$(6.1)
Deferred revenue and student deposits	112.5	64.3	48.2
Total operating leases, including current portion	321.3	327.1	(5.8)
Total long-term debt, including current portion	112.9	100.3	12.6
Other liabilities	213.1	214.5	(1.4)
Current and long-term liabilities held for sale	9.5	9.7	(0.2)
Total liabilities	950.8	903.5	47.3
Redeemable equity	1.4	1.4	—
Total stockholders' equity	906.0	957.1	(51.1)
Total liabilities and stockholders' equity	$1,858.2	$1,862.1	$(3.9)

Consolidated Statements of Cash Flows

	For the three months ended March 31,
IN MILLIONS	2025	2024	Change
Cash flows from operating activities
Net loss	$(19.6)	$(10.8)	$(8.8)
Depreciation and amortization	16.1	18.1	(2.0)
(Gain) loss on lease terminations and disposals of subsidiaries and property and equipment, net	(0.3)	3.3	(3.6)
Deferred income taxes	4.9	1.3	3.6
Unrealized foreign currency exchange loss	2.9	5.0	(2.1)
Income tax receivable/payable, net	(20.9)	(12.0)	(8.9)
Working capital, excluding tax accounts	56.0	7.4	48.6
Other non-cash adjustments	18.7	21.0	(2.3)
Net cash provided by operating activities	57.8	33.2	24.6
Cash flows from investing activities
Purchase of property and equipment	(4.6)	(15.9)	11.3
Receipts from sales of property and equipment	0.1	—	0.1
Payments related to sales of discontinued operations	—	(0.2)	0.2
Net cash used in investing activities	(4.6)	(16.0)	11.4
Cash flows from financing activities
Increase in long-term debt, net	7.5	54.5	(47.0)
Payments to repurchase common stock	(39.5)	(32.9)	(6.6)
Financing other, net	(2.7)	(3.3)	0.6
Net cash (used in) provided by financing activities	(34.6)	18.4	(53.0)
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	0.9	1.1	(0.2)
Change in cash included in current assets held for sale	(0.4)	0.3	(0.7)
Net change in Cash and cash equivalents and Restricted cash	19.1	36.9	(17.8)
Cash and cash equivalents and Restricted cash at beginning of period	97.9	96.9	1.0
Cash and cash equivalents and Restricted cash at end of period	$116.9	$133.8	$(16.9)

Non-GAAP Reconciliation (1 of 2)

The following table reconciles Net loss to Adjusted EBITDA:

	For the three months ended March 31,
IN MILLIONS	2025	2024	Change
Net loss	$(19.6)	$(10.8)	$(8.8)
Plus:
(Income) loss from discontinued operations, net of tax	(0.2)	0.1	(0.3)
Loss from continuing operations	(19.8)	(10.8)	(9.0)
Plus:
Income tax expense	2.5	9.9	(7.4)
Loss from continuing operations before income taxes	(17.3)	(0.9)	(16.4)
Plus:
Loss on disposal of subsidiaries, net	—	3.1	(3.1)
Foreign currency exchange loss, net	3.2	5.6	(2.4)
Other expense, net	—	0.5	(0.5)
Interest expense	2.4	4.7	(2.3)
Interest income	(1.5)	(1.9)	0.4
Operating (loss) income	(13.2)	11.1	(24.3)
Plus:
Depreciation and amortization	16.1	18.1	(2.0)
EBITDA	2.9	29.2	(26.3)
Plus:
Share-based compensation expense (3)	2.5	1.4	1.1
Adjusted EBITDA	$5.4	$30.6	$(25.2)
(3) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."

Non-GAAP Reconciliations (2 of 2)

The following table reconciles Net loss to Adjusted net loss and Adjusted EPS:

	For the three months ended March 31,
	2025		2024
IN MILLIONS, except per share amounts		(per share) (4)		(per share) (4)
Net loss	$(19.6)	$(0.13)	$(10.8)	$(0.07)
Plus:
(Income) loss from discontinued operations, net of tax	(0.2)	—	0.1	—
Loss from continuing operations	(19.8)	(0.13)	(10.8)	(0.07)
Plus:
Discrete tax items	—	—	—	—
Loss on debt extinguishment	—	—	—	—
Loss on disposal of subsidiaries, net	—	—	3.1	0.02
Foreign currency exchange loss, net	3.2	0.02	5.6	0.04
Loss on impairment of assets	—	—	—	—
Adjusted net loss	$(16.6)	$(0.11)	$(2.1)	$(0.01)

Diluted weighted average shares outstanding		147.6		157.0
(4) Per share amounts on a dilutive basis

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.